Report of Independent Auditors

To the Shareholders and Board of Directors
Delaware Group Equity Funds IV, Inc.

In planning and performing our audits of the financial statements of Delaware Group EquityFunds IV, Inc. (the "Funds") for the year ended September 30, 1999, we considered their internalcontrol, including control activities for safeguarding securities, in order to determine our auditingprocedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. Infulfilling this responsibility, estimates and judgments by management are required to assess theexpected benefits and related costs of controls. Generally, controls that are relevant to an auditpertain to the entity's objective of preparing financial statements for external purposes that arefairly presented in conformity with generally accepted accounting principles. Those controlsinclude the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that itmay become inadequate because of changes in conditions or that the effectiveness of the designand operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal controlthat might be material weaknesses under standards established by the American Institute ofCertified Public Accountants. A material weakness is a condition in which the design oroperation of one or more specific internal control components does not reduce to a relatively lowlevel the risk that errors or fraud in amounts that would be material in relation to the financialstatements being audited may occur and not be detected within a timely period by employees inthe normal course of performing their assigned functions. However, we noted no mattersinvolving internal control and its operation, including controls for safeguarding securities, thatwe consider to be material weaknesses as defined above at September 30, 1999.

This report is intended solely for the information and use of the board of directors andmanagement of Delaware Group Equity Funds
IV, Inc. and the Securities and ExchangeCommission and is not intended to be and should not be used by anyone other than thesespecified parties.

Philadelphia, Pennsylvania
November  8, 1999